Exhibit 10.2

FORM OF RESTRICTED STOCK AWARD

Name:	Date

Employee ID Number: XXXXX

               This will confirm that the Compensation Committee (the “Committee”) of the Board of Directors of Office Depot, Inc. (the “Company”) has on the date hereof granted to you a restricted stock award pursuant to the Office Depot, Inc. Long-Term Equity Incentive Plan (the “Plan”). This restricted stock award (your “Award”) relates to XXXXXX shares of the Company’s common stock (“Common Stock”). Capitalized terms used but not defined herein have the meanings given to them in the Plan.

     1. Vesting. Your Award is subject to the following vesting restrictions:

               a. Your Award will vest XX percent on the XXXXX anniversary and XX percent on the XXXXX anniversary of the date of this letter, provided that you remain employed by the Company throughout the period beginning on the date hereof and ending on the Vesting Date (the “Vesting Period”).

               b. Upon the receipt of a copy of this Agreement containing your signature, the Company will register a certificate or certificates for the number of shares of Common Stock indicated above in your name (your “Restricted Shares”). Restricted Shares shall bear a legend specifying that such shares are not transferable and are subject to the terms and conditions of this Agreement and of the Plan. If your employment with the Company terminates for any reason (including your death) during the Vesting Period, your Restricted Shares will be cancelled and you will cease to have any rights with respect to such shares or this Agreement. Restricted Shares will be held in escrow by the Company on your behalf until the Restricted Shares vest or are forfeited.

               c. During the Vesting Period, while you are employed by the Company, you will have the right to vote your Restricted Shares. If your Restricted Shares are forfeited at any time during the Vesting Period, you will cease to have any rights with respect to such forfeited shares.

               d. Within 45 days after the vesting in full of your Award, the Company will issue to you a certificate or certificates for shares of Common Stock (your “Vested Shares”) in exchange for your Restricted Shares on a one-for-one basis, and your Restricted Shares will be cancelled. Such Vested Shares will not be subject to any restrictions under this Agreement, but may be subject to certain restrictions under applicable securities laws and such shares will bear a legend specifying any such restrictions.

     2. Registration. The issuance of shares of Common Stock in payment of your Award has been registered by the Company under the Securities Act of 1933 pursuant to an effective registration statement (“Registration Statement”). By signing this Agreement you agree that you will not reoffer, resell or otherwise dispose of any shares issued to you in payment of your Award in any manner which would violate any federal or state securities law, and further agree to reimburse the Company for any loss, damage or expense of any kind which it may suffer by reason of any breach of such agreement. You further acknowledge that the Company has no obligation to keep the Registration Statement effective or current or to file or keep effective any current or other registration statement concerning any shares subject to your award. Notwithstanding any other provision of this Agreement, the Committee may suspend the issuance of stock in payment of your Award if it determines that securities exchange listing or registration or qualification under any securities laws is required in connection therewith and have not been completed on terms acceptable to the Committee.

     3. Withholding. The Company may withhold, or require you to remit to the Company, an amount in cash sufficient to satisfy any withholding or other tax due under any federal, state, local, or foreign tax law with respect to any amount payable and/or shares issuable pursuant to your Award, and the Committee may defer such payment or issuance unless indemnified to its satisfaction. The Committee may, in its sole discretion, satisfy any such withholding or other tax obligation by withholding shares of Common Stock from the shares otherwise issuable to you pursuant to your Award.

     4. No Employment Rights. Nothing in the Plan or your Award shall serve to modify or amend any employment agreement you may have with the Company or to interfere with or limit in any way the right of the Company or any Affiliate to terminate your employment at any time, or confer upon you any right to continue in the employ of the Company or any Affiliate for any period of time or to continue your present or any other rate of compensation subject to the terms of any employment agreement you may have with the Company. The grant of your Award shall not give you any right to any additional awards under the Plan or any other compensation plan the Company has adopted or may adopt.

     5. Conformance with Plan. This Agreement is intended to conform in all respects with the Plan. Inconsistencies between this Agreement and the Plan will be resolved in accordance with the terms of the Plan.

     6. Successors. This Agreement will be binding upon and inure to the benefit of any successor of the Company.

*   *   *   *   *

     Please acknowledge your Award by signing the extra copy of this Agreement in the space provided and returning the same to the Stock Option Administrator of the Company.

OFFICE DEPOT, INC.

By:

Neil Austrian
Chairman & Chief Executive Officer

     The undersigned hereby acknowledges the foregoing Award, and agrees to be bound by the provisions of the foregoing Agreement and the Plan.

Participant Name

Dated: _____________________, 20__.

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